Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The board of directors
Valero Energy Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements, as amended, on Form S-3 (Registration No. 333-202635) and Form S-8 (Registration Nos. 333-81858, 333-106620, 333-129032, 333-136333, 333-174721, and 333-205756) of Valero Energy Corporation and subsidiaries of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Valero Energy Corporation and subsidiaries.

/s/ KPMG LLP

San Antonio, Texas
February 28, 2018